Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2016

Company to Host Quarterly Conference Call at 9:00 A.M. on November 2, 2016

St. Petersburg, FL - November 1, 2016: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2016.

($ in thousands, except per share and ratios)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2016	2015	Change		2016	2015	Change
Gross premiums written	$194,341	$155,985	24.6%		$541,053	$425,183	27.3%
Gross premiums earned	$173,520	$128,733	34.8%		$484,607	$364,897	32.8%
Ceded premiums earned	$(53,299)	$(44,730)	19.2%		$(148,837)	$(122,394)	21.6%
Net premiums earned	$120,221	$84,003	43.1%		$335,770	$242,503	38.5%
Total revenues	$127,202	$89,806	41.6%		$355,684	$257,542	38.1%
Earnings before income tax	$5,041	$12,984	(61.2)%		$24,581	$21,509	14.3%
Net income	$3,423	$8,083	(57.7)%		$16,215	$13,556	19.6%
Net income per diluted share	$0.16	$0.38	(57.9)%		$0.75	$0.63	19.0%
Book value per share					$11.99	$10.55	13.6%
Return on average equity, ttm					12.3%	11.9%	0.4	pts
Loss ratio, net[1]	60.5%	48.1%	12.4	pts	59.4%	56.5%	2.9	pts
Expense ratio, net[2]	40.9%	43.4%	(2.5	) pts	39.1%	40.9%	(1.8	) pts
Combined ratio (CR)[3]	101.4%	91.5%	9.9	pts	98.5%	97.4%	1.1	pts
Effect of current year catastrophe losses on CR	4.2%	4.5%	(0.3	) pts	7.1%	10.6%	(3.5	) pts
Effect of prior year (favorable) development on CR	4.9%	(1.3)%	6.2	pts	2.9%	(0.6)%	3.5	pts
Underlying combined ratio[4]	92.3%	88.3%	4.0	pts	88.5%	87.4%	1.1	pts

1 Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

"We had a terrific top line and strong organic growth during the third quarter," said John Forney, President & CEO of UPC Insurance. "However, it was a difficult quarter for us on the loss side. Although Hurricane Hermine and the Louisiana storms certainly affected the quarter, the bulk of our loss ratio deterioration was caused by spikes in fire and hail losses in Florida and our Northeast region."

Quarterly Financial Results

Net income for the third quarter of 2016 was $3.4 million, or $0.16 per diluted share, compared to $8.1 million, or $0.38 per diluted share for the third quarter of 2015. The decrease in net income was primarily due to increases in loss and loss adjustment expenses for the third quarter of 2016 compared to the third quarter of 2015.

The Company's total gross written premium increased by $38.4 million, or 24.6%, to $194.3 million for the third quarter of 2016 from $156.0 million for the third quarter of 2015, primarily due to the strong organic growth in new and renewal business generated outside of Florida. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region is shown in the table below.

($ in thousands)	Three Months Ended September 30,
Direct Written and Assumed Premium By Region (1)	2016	2015	Change	Growth %

Florida	$83,816	$77,732	$6,084	7.8%
Gulf	47,279	32,197	15,082	46.8
Northeast	39,265	21,666	17,599	81.2
Southeast	24,070	19,584	4,486	22.9
Total direct written premium by region	194,430	151,179	43,251	28.6
Assumed premium (2)	(89)	4,806	(4,895)	(101.9)
Total gross written premium	$194,341	$155,985	$38,356	24.6%
1 Each region is comprised of the following states: Gulf includes Hawaii, Louisiana and Texas, Northeast includes Connecticut, Massachusetts, New Jersey, New York and Rhode Island, and Southeast includes Georgia, North Carolina and South Carolina.
2 All assumed premiums are written in Florida due to policy assumptions from Citizens Property Insurance Corporation.

Loss and LAE increased $32.3 million, or 79.9%, to $72.7 million for the third quarter of 2016 from $40.4 million for the third quarter of 2015. Loss and LAE expense as a percentage of net earned premiums increased 12.4 points to 60.5% for the quarter, compared to 48.1% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter was 35.6%, an increase of 6.3 points from 29.3% during the third quarter of 2015, due primarily to an increase in fire and hail losses. Retained catastrophe losses of $5.1 million during the third quarter of 2016 included losses from Hurricane Hermine, the August Louisiana storms, and certain other losses not covered by the Company's reinsurance programs. Prior year loss reserve development of $5.9 million for the quarter was driven primarily by non-catastrophe claims in Florida for accident year 2015.

Policy acquisition costs increased $7.6 million, or 31.9%, to $31.3 million for the third quarter of 2016 from $23.8 million for the third quarter of 2015. These costs vary directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating expenses increased by $1.3 million, or 28.4%, to $5.6 million for the third quarter of 2016 from $4.3 million for the third quarter of 2015, primarily due to increased investments in information technology systems and equipment.

General and administrative expenses increased $4.0 million, or 48.0%, to $12.3 million for the third quarter of 2016 from $8.3 million for the third quarter of 2015, primarily due to increases in personnel costs related to the Company's continued growth and higher depreciation and amortization costs resulting from the acquisition of Interboro Insurance Company during the second quarter of 2016.

Combined Ratio Analysis

The calculation of the Company's underlying loss and combined ratios is shown below.

($ in thousands except ratios)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2016	2015	Change		2016	2015	Change
Loss and LAE	$72,746	$40,432	$32,314		$199,615	$137,030	$62,585
% of Gross earned premiums	41.9%	31.4%	10.5	pts	41.2%	37.6%	3.6	pts
% of Net earned premiums	60.5%	48.1%	12.4	pts	59.4%	56.5%	2.9	pts
Less:
Current year catastrophe losses	$5,109	$3,808	$1,301		$23,885	$25,585	$(1,700)
Prior year reserve (favorable) development	5,909	(1,059)	6,968		9,585	(1,365)	10,950
Underlying Loss and LAE*	$61,728	$37,683	$24,045		$166,145	$112,810	$53,335
% of Gross earned premiums	35.6%	29.3%	6.3	pts	34.3%	30.9%	3.4	pts
% of Net earned premiums	51.4%	44.9%	6.5	pts	49.4%	46.5%	2.9	pts
Policy acquisition costs	$31,333	$23,756	$7,577		$84,086	$64,140	$19,946
Operating and underwriting	5,558	4,329	1,229		15,326	12,679	2,647
General and administrative	12,329	8,331	3,998		31,759	22,244	9,515
Total Operating Expenses	$49,220	$36,416	$12,804		$131,171	$99,063	$32,108
% of Gross earned premiums	28.4%	28.3%	0.1	pts	27.1%	27.1%	—
% of Net earned premiums	40.9%	43.4%	(2.5	) pts	39.1%	40.9%	(1.8	) pts
Combined Ratio - as % of gross earned premiums	70.3%	59.7%	10.6	pts	68.3%	64.7%	3.6	pts
Underlying Combined Ratio - as % of gross earned premiums	64.0%	57.6%	6.4	pts	61.4%	58.0%	3.4	pts
Combined Ratio - as % of net earned premiums	101.4%	91.5%	9.9	pts	98.5%	97.4%	1.1	pts
Underlying Combined Ratio - as % of net earned premiums	92.3%	88.3%	4.0	pts	88.5%	87.4%	1.1	pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Reinsurance Costs as a % of Earned Premium

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the third quarter of 2016 were 27.8% of gross premiums earned compared to 31.8% of gross premiums earned for the third quarter of 2015. Reinsurance costs for the nine months ended September 30, 2016 were 27.9% of gross premiums earned compared to 30.5% for the same period last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $665.7 million at September 30, 2016 compared to $537.5 million at December 31, 2015. UPC Insurance's cash and investment holdings consist of investments in U.S. Government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 89.8% of total investments at September 30, 2016 with a modified duration of 3.7 years compared to 87.6% at December 31, 2015 and a modified duration of 3.9 years.

Book Value Analysis

Book value per share increased 7.9% from $11.11 at December 31, 2015, to $11.99 at September 30, 2016 and underlying book value per share increased 5.3% from $11.04 at December 31, 2015 to $11.63 at September 30, 2016. The increase in the Company's book value per share and underlying book value per share was driven primarily by retained earnings during 2016. The Company's underlying book value per share growth was impacted by the increase in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	September 30,	December 31,
	2016	2015
Book Value per Common Share
Numerator:
Common shareholders' equity	$259,475	$239,211
Denominator:
Total Shares Outstanding	21,643,714	21,524,348
Book Value Per Common Share	$11.99	$11.11

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common shareholders' equity	$259,475	$239,211
Accumulated other comprehensive income	7,671	1,620
Shareholders' Equity, excluding AOCI	$251,804	$237,591
Denominator:
Total Shares Outstanding	21,643,714	21,524,348
Underlying Book Value Per Common Share*	$11.63	$11.04
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Subsequent Event: Hurricane Matthew

During the fourth quarter of 2016, Hurricane Matthew impacted Florida and Georgia before making landfall in South Carolina and also impacting North Carolina. UPC Insurance writes property insurance in all four states and is working diligently to provide claim service to its insureds who were impacted by the storm. The Company has received over 5,000 claims related to Hurricane Matthew and expects to incur $30.0 million of pre-tax catastrophe losses, net of reinsurance recoveries, during the fourth quarter of 2016 from this event.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    November 2, 2016 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q3-2016

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential and commercial property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. Our insurance affiliates write and service property and casualty insurance in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas and are licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release, conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Brad Martz		Adam Prior
Chief Financial Officer		Senior Vice-President
(727) 895-7737 / bmartz@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
REVENUE:
Gross premiums written	$194,341	$155,985	$541,053	$425,183
Increase in gross unearned premiums	(20,821)	(27,252)	(56,446)	(60,286)
Gross premiums earned	173,520	128,733	484,607	364,897
Ceded premiums earned	(53,299)	(44,730)	(148,837)	(122,394)
Net premiums earned	120,221	84,003	335,770	242,503
Investment income	2,663	2,413	7,786	6,725
Net realized gains	106	323	478	312
Other revenue	4,212	3,067	11,650	8,002
Total revenues	$127,202	$89,806	$355,684	$257,542
EXPENSES:
Losses and loss adjustment expenses	72,746	40,432	199,615	137,030
Policy acquisition costs	31,333	23,756	84,086	64,140
Operating expenses	5,558	4,329	15,326	12,679
General and administrative expenses	12,329	8,331	31,759	22,244
Interest expense	206	81	397	232
Total expenses	122,172	76,929	331,183	236,325
Income before other income	5,030	12,877	24,501	21,217
Other income	11	107	80	292
Income before income taxes	5,041	12,984	24,581	21,509
Provision for income taxes	1,618	4,901	8,366	7,953
Net income	$3,423	$8,083	$16,215	$13,556
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(3,495)	641	10,305	(1,722)
Reclassification adjustment for net realized investment gains	(106)	(323)	(478)	(312)
Income tax benefit (expense) related to items of other comprehensive income	1,298	(123)	(3,776)	786
Total comprehensive income	$1,120	$8,278	$22,266	$12,308

Weighted average shares outstanding
Basic	21,448,892	21,290,759	21,406,599	21,193,825
Diluted	21,643,401	21,528,546	21,604,135	21,427,398

Earnings per share
Basic	$0.16	$0.38	$0.76	$0.64
Diluted	$0.16	$0.38	$0.75	$0.63

Dividends declared per share	$0.06	$0.05	$0.17	$0.15

Consolidated Balance Sheets
In thousands, except share amounts

	September 30, 2016	December 31, 2015
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$472,668	$396,698
Equity securities - common and preferred	47,748	50,806
Other investments	5,690	5,210
Total investments	$526,106	$452,714
Cash and cash equivalents	139,556	84,786
Accrued investment income	3,408	2,915
Property and equipment, net	18,041	17,135
Premiums receivable, net	42,038	41,170
Reinsurance recoverable on paid and unpaid losses	17,389	2,961
Prepaid reinsurance premiums	135,289	79,399
Goodwill	13,519	3,413
Deferred policy acquisition costs	64,896	46,732
Other assets	14,173	8,796
Total Assets	$974,415	$740,021
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$122,660	$76,792
Unearned premiums	387,342	304,653
Reinsurance payable	122,536	64,542
Other liabilities	57,268	42,470
Notes payable	25,134	12,353
Total Liabilities	$714,940	$500,810
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,855,797 and 21,736,431 issued; 21,643,714 and 21,524,348 outstanding for 2016 and 2015, respectively	2	2
Additional paid-in capital	98,836	97,163
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	7,671	1,620
Retained earnings	153,397	140,857
Total Stockholders' Equity	$259,475	$239,211
Total Liabilities and Stockholders' Equity	$974,415	$740,021